EXHIBIT 5.1

                                                                LAWYERS
                                                                           [DWT]

DAVIS WRIGHT TREMAINE LLP

ANCHORAGE     BELLEVUE     CHARLOTTE     HONOLULU     LOS ANGELES     NEW YORK
      PORTLAND     SAN FRANCISCO   SEATTLE   WASHINGTON, D.C.    SHANGHAI



                                 SUITE 2300                   TEL (503) 241-2300
                                 1300 SW FIFTH AVENUE         FAX (503) 778-5299
                                 PORTLAND, OR  97201-5682     WWW.DWT.COM



June 3, 2004




Obie Media Corporation
4211 W. 11th Avenue
Eugene, OR 97402

Re:      Restated 1996 Stock Incentive Plan

Dear Ladies and Gentlemen:

We have acted as counsel to Obie Media Corporation (the "Company") in connection with its registration statement (the "Registration Statement") of its Restated 1996 Stock Incentive Plan (the "Plan") and corresponding shares (the "Shares"). Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement and the exhibits thereto.

We have examined such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. This opinion letter is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 57 Business Lawyer 875 (February 2002).

Based upon the foregoing, we are of the opinion that:

1. The Company is duly formed and validly existing under the laws of the State of Oregon.

2. The Plan and the Shares to be issued pursuant to the Plan have been duly authorized, and when the Shares are issued and delivered as described in the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to Oregon law and the federal laws of the United States of the type typically applicable to transactions contemplated by the Registration Statement. We express no opinion with respect to the laws of any other country, state or jurisdiction.


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June 3, 2004
Page 2



This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement as counsel who are passing upon the validity of the options to be issued pursuant to the Registration Statement and to the reference to our name under the caption "Legal Matters" in such Registration Statement. Subject to the foregoing, this opinion letter may be relied upon by you only in connection with the Offering and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.

Very truly yours,

Davis Wright Tremaine LLP

/s/ DAVIS WRIGHT TREMAINE LLP

GJC:bas